HighSchoolResponder LLC

High School Responder “rapid response” mobile apps are purpose-built to facilitate communications every day for student mental health, wellness, and physical safety issues.


What is your response plan for protecting student safety, mental health and wellness?

Invest

$99 minimum investment

Deadline October 29, 2021
in a month

Unit Price
$3

Total Raised
$41,205

Valuation
$3,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

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DEAL HIGHLIGHTS

How we got here:

High School Responder Timeline

2017-2019—founder-funded; 2020—first investment

- MVP1-A (minimum viable product) released using GPS location services
- Round 1 angel funding—$347,000 closed
- MVP1-B (2nd version) released via Apple App Store and Google Play
- MVP2 in final testing with beacons, pending 2021 release to app stores- Current
- Active discussions with national/international partners
- Pennsylvania: statewide feedback and in-roads into the education market
- Grant team system developed for dynamic matching of schools with federal, local and private foundation funding opportunities
- Knowledge Base constructed for how-to videos for students, family & friends, and staff
- Beta test schools kick off March 2021

High School Responder founders have assembled the fundamental components and the business know-how for modernizing secondary campus “rapid response” communications—**critical infrastructure, foundational software, real-time communication capabilities, and compliance**—to establish a new benchmark for mental health, wellness, and student safety.

High School Responder employs **SaaS (software as a service)** mobile apps with the power to mitigate and de-escalate high school problems on and off campus, offering unprecedented communication capabilities for students, staff, family, and friends.

The founders utilized their **expertise in the education** and their deep understanding of the operational complexities inherent in school communication. Our **key strategic relationships** and international partnerships with school services organizations are driven by our mutual interest in campus communications, guidance, and **response plan data.** It's an art. It's a science. Partnering with global educational enterprises provides HSR with enormous reach and access to prospective school clients.

To succeed in the technology market today, innovations must be cloud-based, secure, easily available, and fast—and charge users only for what they actually use. Software should be “rented” per user and with data driving the apps, not hard coded and inflexible. We chose Amazon Web Services (AWS) for all these reasons. Our secured transaction and user account methodologies are time-tested and have followed industry standards that have lasted decades. We live by audit-able, repeat-able and scale-able rules—with data privacy our senior objective.

Pre-COVID-19, approximately 20% of students struggled with mental health and wellness issues (AAFS, 2019). Just one year later, post-COVID-19, that number has skyrocketed, with more than 50% of students experiencing those challenges (ACLU, 2020).

—
PROBLEM

Who is Listening When a Student Calls Out for Help at School?

America's secondary school systems are in **desperate need of new campus communications protocols** to manage the rapidly growing student mental health and wellness crisis threatening the safety of students, overwhelming school staff, and crippling the educational process.

Current systems, such as Pennsylvania's Safe2Say, are designed for threats of school violence. However, these systems are currently overwhelmed by a flood of reports about **students' mental health.** Pennsylvania Attorney General Josh Shapiro revealed, “As I traveled across Pennsylvania to talk to students about Safe2Say, they weren't peppering me with questions on school shooting drills or metal detectors. They were talking about fellow students who seemed depressed, came to school without lunch, and chronic online bullying.”

The top five categories of tips received during Safe2Say's first year:

1. Bullying/Cyber Bullying
2. Cutting/Self-Harm
3. Suicide/Suicide Ideation
4. Drug Use/Distribution/Possession
5. Depression/Anxiety

According to Attorney General Shapiro, this reality **means state officials should do more to address students' mental health: “We need additional funding to ensure there is at least one mental health counselor in every school building in PA,” Shapiro said. “We must expand mental health services in our schools.”** [1]

Mental Health & Wellness Incidents Per Year on High School Campuses by Order of Magnitude


EVERY DAY, MENTAL HEALTH & WELLNESS ISSUES ON HIGH SCHOOL CAMPUSES ARE ORDERS OF MAGNITUDE GREATER THAN LETHAL VIOLENCE EVENTS.
Mental Wellness
aveage per year for 7 years
RANK
MENTAL WELLNESS (INCIDENTS PER YEAR)
20,205,855 1 BULLYING
16,905,565 2 SUBSTANCE ABUSE
13,919,589 3 ANXIETY
13,111,355 4 VAPING
12,258,219 5 ADDICTION
6,735,285 6 DEPRESSION
5,136,719 7 RAPE/ DOMESTIC VIOLENCE
3,928,916 8 SELF HARM
3,255,388 9 SUICIDE
2,357,350 10 LGBTQ
1,459,312 11 RUNAWAY
Physical Safety
combined for 7 years total
296 lowest
LETHAL VIOLENCE (guns, explosives, knives)
PHYSICAL SAFETY (TOTAL 7 YEARS)
Average total students/year. 24,038,000
*Each national Federal agency reports on its own percentages. See Appendix.

—

SOLUTION

High School Responder has introduced a transformative, **purpose-built communications** system that better serves mental health, wellness, and student safety by leveraging existing Wi-Fi school technologies, school-issued and personal devices, offering a low-cost, rapid response communication solution that is quickly installed, comes ready-to-use, and delivers rapid results.

Paying close attention to the 911 model, High School Responder has developed **hyper-local communication systems** for high school campuses and a broader communication network designed for compliance with school district, county, state, and even federal compliance reporting requirements. High School Responder achieves this alignment while working at the **intersection of mental health, technology, and education**, creating fundamentally better ways to communicate and positively impact school campus safety.

Student Phone App



Student App
LOG IN
CHECK IN
TIPS
THANK YOU
HIGH SCHOOL RESPONDER

Staff Phone App



Staff App
LANDING PAGE
INCIDENTS LIST
INCIDENT DETAILS
MENU
HIGH SCHOOL RESPONDER

911 Emergency Protocol vs HSR Emergency Protocol

COMPARE

Safety & Success – Measured by Seconds not Minutes





911

The 911 emergency protocol is decentralized and managed by geographical location.

- A caller is connected to a local dispatch center
- Callers reach a telecommunicator who ask a series of qualifying questions to determine where the person is and why they are calling
- The telecommunicator assigns the appropriate responder(s) based on incident type and level of intensity (fire, police or ambulance)

HSR

HSR enhances and expands on the proven "localized" model of the 911 process.

- HSR directly connects a local network of people who know and care the most about a struggling student
- Using the app capabilities, accuracy, efficiency and the system's "rapid response" advantages, HSR's speed and proximity is purpose-built for student safety with "real time" high school campus communications.

Students most often communicate using **smartphones**—they **speak with their thumbs.** High School Responder transforms student devices into their local resource for 911-style "rapid response" service when they need to call for immediate help in school. Through High School Responder, their phone becomes an **alarm in their pocket**, allowing them to **dial in the type of incident** they are experiencing and get the help they need. In this way, High School Responder levels the playing field for threatened and distressed students who are exposed to bullying, depression, isolation, off-campus dislocations, and other every-day student problems.

High School Responder can help bring our high school campuses back to safety for students, staff, families and friends.

Help us help them. Together we can change their world.

BUSINESS MODEL

VIEWS OF HSR SUCCESS

STUDENT SUCCESS
- Private secure communication
- Call out for help – AND BE HEARD
- Tips about others in danger
- Chat and Emergency

STAFF SUCCESS
- Private, secure communication
- More effectively assign staff
- Staff call out for help
- Tips about others
- Incident notifications
- Chat and Emergency

FRIENDS & FAMILY SUCCESS
- Private secured communication
- Tip about others
- Chat
- The comfort that their child is safe

SCHOOL SUCCESS
- Keep students safe
- Use staff efficiently
- Better communications
- Fluidity of daily schedules

COMMUNITY SUCCESS
- School campus
- School district
- Countywide
- IU (regional)
- Statewide
- Nationwide

STATE SUCCESS
- Keep students safe
- Reducing liability
- Communicate
- Save money

Views of HSR Success

Audit-able, Repeat-able and Scale-able

Our business model is a **traditional seat license with an annual subscription.** With **5-year** contracts, there are no start-up costs for the school. They can use their in-school wi-Fi and school-issued equipment alone or in combination with personal devices.

Our **software as a solution (SaaS)** pricing includes apps for iOS, Android, Chromebook, and HTML. We also supply the server-side software on Amazon Web Services (AWS). Our choice of AWS is based on security, separation, and scale. Each and every school counts on these fundamentals.

What makes our **business approach unique** is our process using the grant matching tool we have built to pay the school's seat license fees. The goal is to find state, federal, and private foundation grants, matching them to schools who want our system **without impacting their school's budget.**

We have had excellent feedback from National Institutes of Health (NIH), specifically the Director of Early Intervention at the National Institute of Mental Health (NIMH), who saw the value of data captured directly from the individual who reported the incident—**quantitative data** from our 1-10 (Likert scale) severity assessment and **qualitative data** from symptom descriptions. He confirmed that our near **real-time, actionable intelligence was a game changer.**

MARKET

We Estimate The Total Current Annual Addressable U.S. Market at $2Bn

High School Responder has introduced an unprecedented "rapid response" communication system that is purpose-built for managing and mitigating mental health and wellness while improving student safety on U.S. high school campuses.

With nearly 29,000 U.S. secondary public and private schools and more than 22,000,000 high school students, we estimate the total current addressable annual U.S. market at $2bn for rapid response mobile apps enabling communication on- and off-campus for secondary schools. High School Responder is a scalable business in a marketplace that is profoundly underserved.

The need continues to grow: The global pandemic has dislocated, isolated, and disconnected millions of students and staff from their daily educational routines and their school communities. The entire school system has been impacted. High School Responder's rapid response mobile apps provides critical communications solutions in reconnecting students, staff, families and friends.

Number of Students & Staff in Public School vs Private School

HighSchoolResponder.com an LLC operations company focused on the high school marketplace
School, Staff & Student UNIVERSE Assumptions 28-Oct-20
Source = US Department of Education

Public Secondary Schools	Schools	Average # Students	Total Students
		Public	
1-500 students	**12803**	**797**	**10,203,991**
500-1000 Students	**7809**	**797**	**6,223,773**
over 1000 Students	3428	797	2,732,116
Totals	24,040		19,159,880

Private Secondary Schools	Schools	Average # Students	Total Students
2017 table 216.40 - all minus regular schools		Private	
1-500 students	3,907	698	2,727,086
500-1000 Students	598	698	417,404
over 1000 Students	210	698	146,580
Totals	**4,715**		**3,291,070**
Totals Public & Private Secondary Schools	**28,755**	Public/Private STUDENTS	**22,450,950**

Staff Breakdown	Teachers	Guidance	Support Staff
2016 table 105.60			
Catholic	36,000	2,320	1,350
Other Religions	13,990	600	810
Nonsectarian	14,400	670	2,030
Total Staff	64,390	3,590	4,190
	Total STAFF (Teachers, Guidance, Support)	**72,170**	

Student/Staff ratio	Teachers	Guidance	Support Staff
2016 table 105.60			
Catholic	14	220	380
Other Religions	8	195	143
Nonsectarian	7	154	51

Total Schools	**28,755**	staff/school	3
Total Staff	**72,170**	student/school	781
Total Students	**22,450,950**	student/staff	311

The U.S. education market is expected to grow at a compound annual growth rate (CAGR) of 4.7% from 2019 to 2025, according to a report conducted by Facts and Figures. The major factor driving the growth of the U.S. education market is the rising demand for online education. High School Responder provides a vital, enabling component of online education. In all, the $2+ trillion U.S. education market is both vast and in critical need of HSR's advanced, crisis-focused communication services.

> **"States have significant power in making decisions about their mental health systems so mental health regulations and available services can look very different from state to state and even from county to county. This freedom to experiment with new or innovative services and delivery models enables states to create improvements that can ultimately be translated across the country"**
>
> *Mental Health America, 2021*

PRESS

- October 2020 - PR newswire
  High School Responder President and Founder Barbara A. Grimm Announces the Launch of High School Responder™ and Appoints Fintech Pioneer Edwin P. Baldry as Chairman of the Board
- June 2020 - PR newswire
  U.S. High School Campus "Rapid Response" Mobile App Developer, Wellness BackPack, Enlarges its Geofence Footprint to Expand Student Reach in Managing the Isolating Effects and the Growing Challenges of the COVID-19 Pandemic
- May 2020 - PR newswire
  U.S. High School Campus, "Rapid-Response" Mobile App Innovator, Wellness BackPack, LLC., Announces System Beta Testing in Preparation for Fall 2020 Regional Roll Out

TEAM



Barbara A. Grimm
President & Founder

Deep secondary school experience with Summa Cum Laude degree in Organizational Behavior and Applied Psychology. Extensive corporate business background. Began career as Lancaster County 911 emergency dispatcher.



David B. Cooper
CFO, CTO & Founder

Respected fiduciary. International finance and accounting expertise. Product architect, transactional systems, high-level real-time communications. Specialization in purpose-built escalation matrix software. Subject matter expert in ticketing and admission control.



Doug Brown
CMO & Founder

Global B2B marketer, communications specialist, executive creative director. Former CMO of ICD, guiding marketing development to the world's leading independent liquidity broker dealer. Enterprise marketing expertise in finance, motion picture and music industries, advertising technologies, destination, gaming, and telecommunications.



Edwin P. Baldry
CoFounder, CEO EPBCOMMS

Investor and Chairman of the Board. Global leadership in institutional liquidity sales and fintech solutions. Guiding force for ICD sales and management, launch of London trade desk operations. Propelled ICD Portal to industry leading $200bn AUM. Business strategist, international sales specialist, author and professional public speaker.

FOOTNOTES

[1] https://www.attorneygeneral.gov/taking-action/press-releases/ag-shapiro-safe2say-something-reaches-40382-tips-in-first-year/

USE OF PROCEEDS

If the offering's maximum amount of $249,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$50,000	20.0%
Operational Expenses	$107	less than 0.1%
Commercial version of apps, with multi-language, audio/video 1:1	$107,642	43.1%
Software Development (group chat)	$10,000	4.0%
Contractors for re-design of app	$20,000	8.0%
Knowledge Base "how to videos"	$25,000	10.0%
Grants/Sponsors (track & issue)	$25,000	10.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Membership units, under registration exemption 4(a)(6), in HighSchoolResponder LLC. This offering must raise at least $10,000 by October 29, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. HighSchoolResponder LLC may issue additional securities to raise up to $249,999, the offering's *maximum*.



$41,205 raised!
$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,083,333 units
× $3 per unit
$3,249,999 implied valuation

PITCH DECK



HIGH SCHOOL RESPONDER™
"Rapid Response" Mobile Apps For Mental Health, Wellness And Student Safet
© 2020 High School Responder
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FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 1, 2021
- Form C/A on May 28, 2021
- Form C/A on June 30, 2021
- Form C/A on July 29, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- Linkedin

UPDATES

Sep 9, 2021	New information here: School Responder is...
Sep 1, 2021	New information here: High School Responder is...
Jul 29, 2021	Filed Form C/A
Jun 30, 2021	Filed Form C/A
May 28, 2021	Filed Form C/A
Apr 1, 2021	Primary offering of 83,333 units at $3
Apr 1, 2021	Filed Form C

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